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           [LETTERHEAD OF FULTON FINANCIAL CORPORATION APPEARS HERE]


FOR IMMEDIATE RELEASE                              Contact: Laura J. Wakeley
                                                   Phone:   717-291-2831


               Fulton Financial completes Ambassador acquisition


     (September 14) -- Lancaster, PA -- Fulton Financial Corp. (Nasdaq: FULT) completed its acquisition of Ambassador Bank of the Commonwealth (Nasdaq: ABPA) on September 11. Under the terms of the definitive merger agreement, Ambassador shareholders will receive 1.4 shares of Fulton Financial common stock for each Ambassador common stock share. Based on the $20.625 per share closing price of Fulton Financial stock on September 11, the value per share of Ambassador stock is approximately $28.875.

     Ambassador Bank of the Commonwealth, with approximately $280 million in assets, was based in Allentown and operated 8 community banking offices in Lehigh and Northampton Counties. As part of the merger, Ambassador Bank and Lafayette Bank, another Lehigh Valley-based Fulton Financial affiliate, joined together to become Lafayette Ambassador Bank. This combined bank now operates 21 banking offices in Lehigh and Northampton Counties and has assets of approximately $750 million.

     "Ambassador Bank is a solid addition to the Fulton franchise," said Rufus
A. Fulton, Jr., president and chief executive officer of Fulton Financial Corporation. "Lafayette Ambassador Bank will now be the third largest bank in the Lehigh Valley area, a region that continues to thrive."

     "The merging of Lafayette Bank and Ambassador Bank will afford us wider geographic coverage of the Lehigh Valley for the convenience of our customers," said Richard J. Ashby, Jr., chairman of Lafayette Ambassador Bank. "Our increased size enables us to handle loan requests from virtually all Lehigh Valley companies."

     "This merger will be transparent to the customers of Ambassador and Lafayette Banks. There will be no employee layoffs or branch closings -- in fact, we will be hiring additional employees and plan to open a new banking office this fall," said Timothy J. McDonald, president of Lafayette Ambassador Bank.

                                   - MORE -
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FULTON COMPLETES ACQUISITION                                            2-2-2


     Fulton Financial now has more than $5.7 billion in assets and 147 branches in Pennsylvania, Maryland, Delaware and New Jersey.

     Ambassador Bank shareholders approved the merger at a special meeting on June 30, and regulatory approvals were received in August.

     In addition to Lafayette Ambassador Bank, Fulton Financial operates ten other banks: Fulton Bank, Lancaster; Lebanon Valley Farmers Bank, Lebanon; Swineford National Bank, Middleburg; FNB Bank, N.A., Danville; Great Valley Bank, Reading; Hagerstown Trust, Hagerstown, Maryland; Delaware National Bank, Georgetown, Delaware; The Bank of Gloucester County, Woodbury, New Jersey; The Woodstown National Bank & Trust Company, Woodstown, New Jersey; and The Peoples Bank of Elkton, Elkton, Maryland.

     Additional information on Fulton Financial Corporation is available on the Internet at www.fult.com.


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1998